UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2021

SANDERSON FARMS, INC.

(Exact name of Registrant as Specified in its Charter)

Mississippi	1-14977	64-0615843
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

127 Flynt Road, Laurel, Mississippi	39443
(Address of Principal Executive Offices)	(Zip Code)

(601) 649-4030

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $1 par value per share	SAFM	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Merger Agreement

On August 8, 2021, Sanderson Farms, Inc., a Mississippi business corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), with Walnut Sycamore Holdings LLC, a Delaware limited liability company (“Parent”), Sycamore Merger Sub LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and solely for purposes of certain provisions specified therein, Wayne Farms LLC, a Delaware limited liability company (“Wayne Farms”).

The Merger Agreement provides, among other things and subject to the terms and conditions set forth therein, that Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and as an indirect wholly owned subsidiary of Parent. The Merger Agreement provides that each share of common stock, par value $1.00 per share, of the Company (the “Shares”) outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than (i) Shares owned by the Company as treasury stock or otherwise, Parent, Merger Sub or by any wholly owned subsidiary of the Company, Parent or Merger Sub; Shares owned by stockholders of the Company who have not voted in favor of the approval of the Merger Agreement and have properly exercised appraisal rights with respect to such Shares in accordance with Section 79-4-13.01, et seq., of the Mississippi Business Corporation Act; and (iii) Shares covered by the Company’s restricted stock awards) will at the Effective Time automatically be converted into the right to receive $203.00 per Share in cash, without interest (the “Merger Consideration”).

Pursuant to the Merger Agreement, (i) each restricted Share that is outstanding immediately prior to the Effective Time will become fully vested and be converted into the right to receive an amount in cash equal to the Merger Consideration and (ii) for each Company performance share award that is outstanding immediately prior to the Closing, each Share covered by the award that is earned based on actual performance through October 31, 2021 will become entitled to receive the Merger Consideration, and the excess of the maximum number of Shares covered by the award over the earned Shares will convert into an unvested cash award that will vest and be paid on the first anniversary of the Closing Date or upon an earlier qualifying termination of employment.

The Company’s board of directors (the “Board”) has unanimously determined that it is fair to and in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement, adopted the plan of merger set forth in the Merger Agreement, approved the execution, delivery and performance of the Merger Agreement and the consummation of the Merger and the other transactions contemplated thereby, and resolved to recommend that the stockholders of the Company approve the Merger Agreement.

The obligation of the parties to complete the Merger is subject to customary closing conditions, including, among others:

•	the approval of the Merger Agreement by the holders of at least two-thirds of the total outstanding Shares (the “Company Stockholder Approval”);

•

the absence of any temporary restraining order, preliminary or permanent injunction or other order of a court of competent jurisdiction or governmental entity prohibiting the consummation of the Merger or, to the extent such order or injunction relates to antitrust laws, the transactions contemplated by the Investment Agreement (as defined herein);

•

the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), as well as the receipt of regulatory approvals in China and Mexico;

•	the accuracy of the representations and warranties contained in the Merger Agreement (generally subject to certain materiality qualifiers);

•

the performance in all material respects by the parties of their respective obligations and the compliance in all material respects with their respective covenants required by the Merger Agreement to be performed or complied by such party prior to the Effective Time;

•	the absence of any “Company Material Adverse Effect” (as defined in the Merger Agreement); and

•

the absence of an MAE Detriment (as defined in the Merger Agreement) with respect to the consents, approvals, clearances and other authorizations or expirations in connection with regulatory approvals in China and Mexico.

The Merger Agreement contains certain termination rights, including, among others:

•	the right of the parties to terminate the Merger Agreement by mutual written consent;

•

the right of either party to terminate the Merger Agreement if (a) the Effective Time has not occurred by May 8, 2022, subject to certain conditions, provided that such date will automatically be extended to August 8, 2022 in certain circumstances, (b) a governmental entity has issued a final non-appealable order prohibiting the Merger, (c) the Company’s stockholders fail to approve the Merger Agreement or (d) the other party materially breaches its representations, warranties or covenants in the Merger Agreement, subject in certain cases, to the right of the breaching party to cure the breach;

•

the right of the Company to terminate the Merger Agreement (a) following at least three business days’ prior written notice to Parent following the satisfaction of conditions to Parent’s and Merger Sub’s obligations to consummate the closing of the Merger (the “Termination Right Notice Period) if (i) Parent fails to consummate the closing of the Merger by the end of the Termination Right Notice Period and (ii) the Company stood ready, willing and able to consummate the closing during normal business hours during the Termination Right Notice Period; or (b) in order to enter into a definitive, written agreement providing for a “Superior Proposal” (as defined in the Merger Agreement) in certain circumstances; and

•	the right of Parent to terminate the Merger Agreement in certain circumstances if the Board changes its recommendation in favor of the Merger.

The Merger Agreement provides that, upon termination of the Merger Agreement under certain specified circumstances, the Company will be required to pay Parent a termination fee of $158 million, and Parent will be required to pay the Company a termination fee of (i) $250 million or (ii) $300 million under certain specified circumstances where certain closing conditions under the Investment Agreement shall not have been satisfied or waived, including the absence of a “Material Adverse Effect” on Wayne Farms (which is defined similarly with respect to Wayne Farms to the manner in which a “Company Material Adverse Effect” is defined with respect to the Company under the Merger Agreement).

The Company has made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants:

•

to use commercially reasonable efforts to conduct its business in all material respects in the ordinary course and preserve intact in all material respects its business organization, employee relationships, assets and properties, its existence in good standing, and its business relationships during the period between the date of the Merger Agreement and the closing of the Merger, and not to engage in specified types of transactions during this period, subject to certain exceptions;

•	to convene a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval;

•

not to solicit alternative acquisition proposals, and subject to certain exceptions, not to engage in discussions or negotiations with respect to such proposals or provide non-public information in connection with such proposals; and

•	subject to customary “fiduciary out” exceptions, recommend that the Company’s stockholders approve the Merger Agreement.

Wayne Farms has also agreed to (i) use commercially reasonable efforts to conduct its business in all material respects in the ordinary course and not take any action or omit to take any action that would reasonably be expected to result in the failure of certain conditions set forth in the Investment Agreement to be satisfied, and (ii) notify the Company promptly upon any event, change, occurrence or development that would reasonably be expected to result in the failure of certain conditions set forth in the Investment Agreement to be satisfied.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached hereto as Exhibit 2.1 and is incorporated by reference herein.

The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent, Merger Sub, Wayne Farms or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company, Parent, Merger Sub and Wayne Farms and the transactions contemplated by the Merger Agreement that will be contained in or attached as an annex to the proxy statement that the Company will file in connection with the transactions contemplated by the Merger Agreement, as well as in the other filings that the Company will make with the U.S. Securities and Exchange Commission (the “SEC”). The Company acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this Form 8-K not misleading.

If the Merger is consummated, the Shares will be delisted from the Nasdaq Stock Market and deregistered under the Securities Exchange Act of 1934.

Parent Financing

Parent has obtained equity and debt financing commitments for the purpose of financing the transactions contemplated by the Merger Agreement and paying related fees and expenses.

Concurrently with the execution of the Merger Agreement, affiliates of Parent entered into an investment agreement (the “Investment Agreement”) pursuant to which such affiliates, subject to the terms and conditions set forth in the Investment Agreement, agreed to contribute to Parent (i) all of their equity interests in Wayne Farms and (ii) an amount of cash, in each case subject to the terms and conditions of the Investment Agreement, including the absence of a “Material Adverse Effect” on Wayne Farms (which is defined similarly, but for conforming changes, with respect to Wayne Farms to the definition of a “Company Material Adverse Effect” under the Merger Agreement). The Company is not a party to the Investment Agreement, but has certain third party beneficiary rights relating to its ability to specifically enforce the contributions under the Investment Agreement and the obligations of Parent’s affiliates to require Parent to fulfill its regulatory efforts covenants set forth in the Merger Agreement.

Bank of America, N.A., BofA Securities, Inc. and Coöperatieve Rabobank U.A. (together with certain of their affiliates, the “Lenders”), have agreed to provide Parent with debt financing in an aggregate principal amount that is sufficient, when taken together with Parent’s equity financing, to pay the cash consideration required to complete the Merger. The obligations of the Lenders to provide debt financing under the debt commitment letter are subject to customary closing conditions, including the consummation of the Merger.

Limited Guarantee

Concurrently with the execution of the Merger Agreement, Cargill, Incorporated (“Cargill”) and Continental Grain Company (“CGC”) each entered into a separate limited guarantee with the Company, pursuant to which it agreed to guarantee Parent’s obligations to pay, if due, 50% of the termination fees payable by Parent and 50% of certain other specified payments under the Merger Agreement, subject to the terms and conditions set forth in such limited guarantee.

Items 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 8, 2021, the Company entered into amendments (the “Amendments”) to the employment agreements, dated November 1, 2015 (the “Employment Agreements”), with Joe F. Sanderson Jr., Chief Executive Officer and Chairman of the Board; Lampkin Butts, President and member of the Board; and Michael Cockrell, Treasurer, Chief Financial Officer, Chief Legal Officer and member of the Board (collectively, the “Executives”). In order to preserve each Executive’s severance rights in the event of a change in control, the Amendments link the pre-existing severance entitlements, which are based on a multiple of base salary and bonus, to fiscal year 2021 compensation levels. In addition, the amendments provide for a pro-rata bonus for the year in which employment termination occurs and provide that Company performance share units held by the Executives will vest at 200% of target upon completion of the proposed Merger. The foregoing description of the Amendment is qualified in its entirety by reference to the full text of each Amendment, which are filed herewith as Exhibit 10.1, 10.2 and 10.3.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger, dated as of August 8, 2021, by and among Sanderson Farms, Inc., Walnut Sycamore Holdings LLC, Sycamore Merger Sub LLC and solely for purposes of certain provisions specified therein, Wayne Farms LLC*

10.1	Employment Agreement Amendment, dated as of August 8, 2021, by and between Sanderson Farms, Inc. and Lampkin Butts

10.2	Employment Agreement Amendment, dated as of August 8, 2021, by and between Sanderson Farms, Inc. and Joe F. Sanderson, Jr.

10.3	Employment Agreement Amendment, dated as of August 8, 2021, by and between Sanderson Farms, Inc. and Michael Cockrell

*

Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the U.S. Securities and Exchange Commission upon request; provided, however, that the parties may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any document so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANDERSON FARM, INC.

(Registrant)

By:	/s/ D. Michael Cockrell
D. Michael Cockrell Treasurer, Chief Financial Officer and Chief Legal Officer

Date: August 9, 2021